FOR IMMEDIATE RELEASE

Contact: Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

CONCORDE APPOINTS HARRY T. WILKINS TO THE BOARD OF DIRECTORS

Mission, Kansas, July 7, 2005.... Concorde Career Colleges, Inc., NASDAQ:CCDC a provider of career training in allied health programs announced it has appointed Harry T. Wilkins, CPA to the Board of Directors. Mr. Wilkins is a founding partner in the firm Wilkins, Little & Matthews, LLP a Baltimore based C.P.A. firm specializing in consulting for postsecondary education clients. Mr. Wilkins was formerly the chief financial officer at Strayer Education, Inc from 1991 to 2001.

"We are excited that Harry Wilkins has joined our Board of Directors. He will be a valuable addition to the board with his extensive accounting, post secondary education and business experience. He is an additional independent director that understands the challenges facing the education industry today. His expertise will enable him to make a significant contribution to our Company," said Jack Brozman, President & CEO.

“I look forward to working with the Board and management as we address the many opportunities available to Concorde Career Colleges, Inc. to increase shareholder value, “ said Harry Wilkins.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.
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5800 FOXRIDGE DRIVE, SUITE 500, MISSION, KS 66202-2374
PHONE (913)831-9977 ∙ FAX (913)831-6556